SCHEDULE A
to the
DISTRIBUTION AGREEMENT
among
DIREXION INSURANCE TRUST,
RAFFERTY ASSET MANAGEMENT, LLC and
RAFFERTY CAPITAL MARKETS, INC.

Pursuant to section 1 of the Distribution Agreement among the Direxion Insurance Trust (“Trust”), Rafferty Asset Management, LLC (“Adviser”) and Rafferty Capital Markets, Inc. (“Distributor”), the Trust hereby appoints the Distributor as its exclusive agent to be the principal underwriter of Trust with respect to its following series:

VP Total Market Bull 1.25X Fund	VP Real Estate Bear 1.25X Fund
VP Total Market Bear 1.25X Fund	VP Commodity Bull 1.25X Fund
VP S&P 500® Bull 1.25X Fund	VP Commodity Bear 1.25X Fund
VP S&P 500® Bear 1.25X Fund	VP Biotech Bull 1.25X Fund
VP NASDAQ-100® Bull 1.25X Fund	VP Biotech Bear 1.25X Fund
VP NASDAQ-100® Bear 1.25X Fund	VP Oil & Gas Bull 1.25X Fund
VP Mid Cap Bull 1.25X Fund	VP Oil & Gas Bear 1.25X Fund
VP Mid Cap Bear 1.25X Fund	VP Gold Bull 1.25X Fund
VP Small Cap Bull 1.25X Fund	VP Gold Bear 1.25X Fund
VP Small Cap Bear 1.25X Fund	VP Healthcare Bull 1.25X Fund
VP Equity Income Bull 1.25X Fund	VP Healthcare Bear 1.25X Fund
VP Equity Income Bear 1.25X Fund	VP Financial Bull 1.25X Fund
VP Dollar Bull 1.25X Fund	VP Financial Bear 1.25X Fund
VP Dollar Bear 1.25X Fund	VP 10 Year Note Bull 1.75X Fund
VP Japan Bull 1.25X Fund	VP 10 Year Note Bear 1.75X Fund
VP Japan Bear 1.25X Fund	VP U.S. Government Money Market Fund
VP Emerging Markets Bull 1.25X Fund	Evolution VP ManagedBond Fund
VP Emerging Markets Bear 1.25X Fund	Evolution VP All-Cap Equity Fund
VP Developed Markets Bull 1.25X Fund	Evolution VP Large Cap Fund
VP Developed Markets Bear 1.25X Fund	Evolution VP Small Cap Fund
VP Latin America Bull 1.25X Fund	Evolution VP Total Return Fund
VP Latin America Bear 1.25X Fund	Dynamic VP HY Bond Fund
VP Real Estate Bull 1.25X Fund

As amended August 28, 2006